EXHIBIT 2.8


                                 AMENDMENT NO. 5
                            TO AGREEMENT AND PLAN OF
                            REORGANIZATION AND merger
                     BY AND AMONG U.S. ENERGY SYSTEMS, INC.,
                            USE ACQUISITION CORP. AND
                      ZAHREN ALTERNATIVE POWER CORPORATION

     This Amendment No. 5 to Agreement and Plan of Reorganization and Merger (the "Amendment") is made as of the 30th day of April, 2001 by and among U.S. Energy Systems, Inc. ("Parent"), USE Acquisition Corp. ("Merger Sub"), and Zahren Alternative Power Corporation (the "Company"). Unless indicated otherwise, capitalized terms shall have the same meanings herein as they have in the Merger Agreement (as defined below).

                               W I T N E S S E T H

     WHEREAS, Parent, Merger Sub and the Company previously entered into (i) that certain Agreement and Plan of Reorganization and Merger dated as of November 28, 2000, (ii) that certain Amendment No. 1 to the Agreement dated as of the 11th day of December, 2000, (iii) that certain Amendment No. 2 to the Agreement dated as of the 19th day of December, 2000, (iv) that certain Amendment No. 3 to the Agreement dated as of the 19th day of January, 2001 and
(v) that certain Amendment No. 4 to the Agreement dated as of the 23rd day of February, 2001 (collectively, the "Merger Agreement"); and

     WHEREAS, the Parent, Merger Sub and the Company now wish to further amend the Merger Agreement.

     NOW, THEREFORE, in consideration of $10.00 and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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     1. Section 1.02 of the Merger Agreement is hereby amended by deleting the existing paragraph in its entirety and inserting in its place the following paragraph:

          As promptly as practicable after the satisfaction of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger required by the DGCL (the "Certificate of Merger"), with the Secretary of State of the State of Delaware (the date and time such filing is deemed effective pursuant to the DGCL being referred to herein as the "Effective Date" and "Effective Time", respectively); provided, however that notwithstanding anything to the contrary in this Agreement, the Merger shall be deemed to be effective for financial, accounting and tax purposes at 12:01 A.M. on May 1, 2001, which shall be the date used for the Effective Date Balance Sheet and calculation of the Working Capital Adjustment pursuant to Section 2.05.

     2. The third sentence of Section 2.01(a) of the Merger Agreement is hereby amended by deleting the existing sentence in its entirety and inserting in its place the following sentence:

          Of the Merger Consideration (i) (a) the Indemnification Escrow Shares and (b) $400,000 in cash shall upon receipt be delivered by the Major Shareholders to the Escrow Agent (as defined in the Escrow Agreement) to be held in the Indemnification Escrow Fund (as defined in the Escrow Agreement) pursuant to the Escrow Agreement, (ii) $500,000 in cash shall upon receipt be delivered by the Major Shareholders to the Escrow Agent to be held in the Additional Indemnification Escrow Fund (as defined in the Escrow Agreement) pursuant to the Escrow Agreement and (iii) (a) the Working Capital Escrow Shares and (b) $1,200,000 in cash upon receipt shall be delivered by the Shareholders to the Escrow Agent to be held in the Working Capital Escrow Fund (as defined in the Escrow Agreement) pursuant to the Escrow Agreement.

     3. Section 2.01(c) of the Merger Agreement is hereby amended by deleting the existing paragraph in its entirety and inserting in its place the following paragraph:

          The "Average Parent Share Price" means the average of the closing price per share of Parent Common Stock on the Nasdaq Market System, and if the Parent Common Stock is not listed on such System, the average of the last reported sale price per share of Parent Common Stock on the Nasdaq Small Cap Market (in either case as reported in the Wall Street Journal) for the twenty (20) consecutive trading days ending on the trading day which is two (2) Business Days prior to the Effective Time; provided that if the Effective Date is on or before May 11, 2001 the Average Parent Share Price shall be $5.35.

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     4. Section 2.04 of the Merger Agreement is hereby amended by deleting the reference to "May 1, 2001" and inserting in its place "May 11, 2001".

     5. Section 2.05(b)(A) of the Merger Agreement is hereby amended by deleting the existing paragraph in its entirety and inserting in its place the following paragraph:

          (A) If the Ordinary Course Working Capital reflected on the Effective Date Balance Sheet is less than zero by more than the sum of (i) the cost of installing 11 wells at Lee, but in no case more than $80,000 and (ii) $1,400,000 (any such amount by which such Ordinary Course Working Capital is less than zero by more than sum of (i) the cost of installing 11 wells at Lee, but in no case more than $80,000 and (ii) $1,400,000 being the "Ordinary Course Working Capital Deficit"), then the Merger Consideration shall be reduced in accordance with Section 2.05(b)(ii) below by an amount equal to the Ordinary Course Working Capital Deficit; or

     6. Schedule 2.01(a) of the Merger Agreement is hereby amended by deleting the existing Schedule in its entirety and inserting in its place Exhibit A hereto;

     7. Subparagraph (a) of Annex 1 to the Merger Agreement is hereby amended by deleting the current definition of "Major Shareholders" and inserting in its place the following definition.

          "Major Shareholders" means Bernard J. Zahren, Finova Mezzanine Capital Corp., AJG, Environmental Opportunities Fund, Fredric Rose, M&R Associates, Martin Laughlin, Richard Augustine, Michael Carolan and Stephen Rosenberg and their heirs, successors and assigns.

     8. Subparagraph (a) of Annex 1 to the Merger Agreement is amended by deleting the current definition of "Ordinary Course Working Capital" and inserting in its place:

     "Ordinary Course Working Capital" means the net result, of (A) the sum of all current assets incurred by the Company in the ordinary course of business including unrestricted cash, shown on the Effective Date Balance Sheet as an asset of the Company which has not been set aside or reserved for Construction Projects, minus (B) the sum of all current liabilities (including without limitation accounts payable and accrued) incurred by the Company in the ordinary course of business, in each case as reflected on the Effective Date Balance Sheet. In calculating the Ordinary Course Working Capital, current assets shall include, among other items, any receivable originating from the sale of the Company's property at 40 Tower Lane,

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

Avon and exclude (i) restricted cash associated with Construction Projects, (ii) Illinois subsidy cash, (iii) payments made by AJG prior to the Effective Time in connection with the YESCO Transaction and the Cinergy Transaction and (iv) any fee or compensation paid by AJG or its Affiliates in connection with transactions described in the Purchase and Sale Agreement by and among AIG Gas LLC, AJG and Zapco dated as of December 22, 2000. In calculating the Ordinary Course Working Capital, current payables shall include, among other items, (A) the accrued bonuses and deferred salaries of Company personnel in an aggregate amount not to exceed $200,000, and (B) any premiums for the D&O Insurance incurred prior to the Effective Time but shall exclude (1) construction payables covered by restricted cash described in clause (i) of this paragraph and (2) the aggregate amount of any payables to the limited partners of ZFC Royalty Partners that are cancelled by their acceptance, on or before June 30, 2001, of the exchange offer made by the Parent. In the event the Ordinary Course Working Capital reflected on the Effective Date Balance Sheet is less than zero, the Effective Date Balance Sheet shall include a footnote confirming that the current payables reflected on the Effective Date Balance Sheet do not include any amounts declared or paid to the Company's stockholders other than the accrued bonuses and deferred salaries of Company personnel in an aggregate amount not to exceed $200,000. For purposes of this definition of Ordinary Course Working Capital "ordinary course of business" shall consist of the operation of the existing project portfolio, ongoing Construction Projects (including outlays for such Projects), in-house costs associated with ongoing development efforts and costs associated with the consummation of the Merger, the YESCO Acquisition and the ABB Loan Agreement.

     9. Annexed hereto as Annexes A and B are certain supplemental Company Disclosure Schedules and Parent Disclosure Schedules, respectively, as of the Effective Time, which supplemental Schedules shall qualify the representations and warranties of the respective parties related to such Supplemental Company Disclosure Schedules and Parent Disclosure Schedule as of the Effective Time but which shall not be deemed to supercede the Disclosure Schedules attached to the Merger Agreement with respect to any date prior to the date hereof. Except as set forth in the Supplemental Disclosure Schedules attached hereto, the Disclosure Schedules attached to the Merger Agreement shall qualify the representations and warranties of the respective parties as of the Effective Time.

     10. Except as amended hereby, the Merger Agreement is as hereby ratified and confirmed and, as so amended, remains in full force and effect on the date hereof.

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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this
Agreement to be executed as of the date first written above.

                                        U.S. ENERGY SYSTEMS, INC.

                                        By: /s/ Goran Mornhed
                                              Name: Goran Mornhed
                                              Title: President and Chief
                                                     Operating Officer

                                        USE ACQUISITION CORP.

                                        By: /s/ Goran Mornhed
                                              Name: Goran Mornhed
                                              Title: President

                                        ZAHREN ALTERNATIVE POWER CORPORATION

                                        By: /s/ Bernard J. Zahren
                                              Name: Bernard J. Zahren
                                              Title: President


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